UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2014 (October 30, 2014)

Global Cash Access Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

7250 S. Tenaya Way, Suite 100
Las Vegas, Nevada	89113
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On October 30, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Global Cash Access Holdings, Inc. (the “Company”) made a retention grant of restricted stock to the following executive officers: Ram V. Chary, President and Chief Executive Officer; Randy Taylor, Executive Vice President and Chief Financial Officer; Juliet Lim, Executive Vice President and General Counsel; and David Lucchese, Executive Vice President – Client Operations.  The Compensation Committee’s determination to grant the retention awards and increase the stock ownership requirements applicable to these executive officers reflects the Committee’s desire to:

•      retain, continue to motivate and recognize the contributions of the Company’s highly-qualified executive management team in connection with their efforts to undertake numerous corporate initiatives during 2014, including the Company’s pending acquisition of Multimedia Games Holding Company, Inc., and to maximize the success and value to stockholders of the acquisition and the combined company’s business model; and

•     provide an enhanced equity stake to further align the interests of management and stockholders over the long-term.

The restricted stock grants were made under the Company’s 2014 Equity Incentive Plan (the “Plan”) and were for the following numbers of shares: for Mr. Chary, 200,000 shares; for Mr. Taylor, 44,000 shares; for Ms. Lim, 48,000 shares; and for Mr. Lucchese, 50,000 shares (collectively, the “Retention Awards”). The Retention Awards vest in equal installments on the first four anniversaries of the date of grant, subject to each individual’s continued employment with the Company until each such vesting date, and subject to certain acceleration events described in the award agreements (the forms of which have been previously filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: November 5, 2014

By:	/s/ Randy L. Taylor
Randy L. Taylor
Chief Financial Officer